Exhibit 99.2

CONTACT:
Whirlpool Press Office
(269) 923-7405

WHIRLPOOL CORPORATION EXPANDS OHIO MANUFACTURING OPERATIONS

Benton Harbor, Mich. — May 16, 2006 — Whirlpool Corporation (NYSE:WHR) today confirmed the expansion of its Ohio-based laundry manufacturing operations to support innovation and capacity requirements for the newly acquired Maytag brands.

The expansion is expected to include the creation of more than 1,100 jobs in Ohio, split evenly between the existing facilities in Clyde and Marion. Whirlpool will begin additional equipment installation and hiring at the Clyde and Marion facilities this summer, with production scheduled to begin before the end of the year.

“The global home appliance industry is highly competitive and requires Whirlpool to be the best cost and best quality producer in each region of the world,” said David L. Swift, president of Whirlpool North America. “Our facilities in Clyde and Marion, Ohio are two of the largest, most efficient factories in the world. The investments will help us drive improved productivity and efficiency across our North American laundry manufacturing platform.”

Swift continued: “The improved business climate, including last year’s tax reform, has made Ohio a more attractive place to do business. These investments will support the continuing efforts of our brands, including the newly acquired Maytag family of brands, to deliver a constant stream of innovation to consumers in the U.S. domestic market and throughout the world.”

The investment follows the recently communicated plans to consolidate laundry washer and dryer production from former Maytag manufacturing sites in Newton, Iowa; Herrin, Illinois; and Searcy, Arkansas with Whirlpool laundry factories in Clyde and Marion.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality and product safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (15) risks associated with operations outside the U.S. Additional information concerning these factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K for its fiscal year ended December 31, 2005.

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